UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10 /A1

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

NETCO INVESTMENTS, INC.
(Exact Name of registrant as specified in its charter)

Texas	76-0270330
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

 2295 Corporate Blvd NW, Suite 131, Boca Raton, FL 33431

(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code :   561-705-4863

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
NA	NA

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

INFORMATION REQUIRED IN REGISTRATION STATEMENT

PART I

Item 1:    Business

General Development of Business

Overview

Netco Investments, Inc. (“the Company”, “we”, or “us”) is organized pursuant to the laws of the State of Texas and was originally   incorporated in 1988 .   The Company has a fiscal year ending December 31.

The Company provides merchant banking type services to small, private and microcap public companies seeking debt and equity capital and/or to be part of a diversified, resource sharing, business combination .   The Company also engages in advising distressed private and public companies in special turnaround situations. Specifically, the Company identifies small private and public companies (the "Clients") and assists them with managerial, accounting and financial advice, and helps the Clients refinance and / or raise adequate capital by introducing them to potential investors and lenders.

Our principal objective is to increase our Clients’ value through improving the efficient use of their existing resources and the establishment of new organizational, operational and financial controls .   Additionally, we support the financial decision making process which allows for maximization of shareholders' value, and assist in identifying acquisition opportunities and analyzing the risk/reward factors of potential acquisitions.

We maintain strategic relationships with professionals from many different disciplines; domestic and foreign .   Our management has had extensive experience in assisting small and emerging-growth companies,  from advising on strategy and shaping the organizational culture to identifying key additional management where needed to develop cutting-edge products and technologies .   We assist our Clients in reinventing their organizations, enhancing their capacity for learning and change, and in doing so, create lasting value.

As compensation for the Company’s services, the Company receives consulting fees   and may also receive shares of the Client (s), which may then be registered by the Client in a future public offering and/or (if Client is a public company) divest shares if applicable market conditions avail. The Company anticipates that shares it receives as compensation will be assessed for valuation at par value .   In addition, the Company may acquire business entities and operations by an exchange in common shares or other asset classes. The Company will at all times report shares or other asset classes it receives as compensation on any reports required to be filed with the U.S. Securities and Exchange Commission.

On May 16, 2011, the Company acquired 24.5% of the common stock of Merrimac Corporate Securities Inc., a registered broker/dealer, and will be providing financial and management advisory services to  Merrimac.

Our executive offices are located at 2295 Corporate Blvd NW, Suite 131, Boca Raton, FL 33431 .   Our telephone number is 561-705-4863, and our fax number is 561-241-4700 .   Our corporate website is www.netcoinvestments.com; however, the information contained on, or that can be accessed through, that website is not a part of this registration statement.

Our common stock is currently quoted on the Pink Sheets under the symbol “NCVT.PK”. It is our desire to have our common stock approved for quotation on the Over-The-Counter Bulletin Board (OTCBB) , and we intend to apply for listing thereon promptly after we satisfy the eligibility requirements, one of which would be satisfied upon the effectiveness of this registration statement.   There can be no assurance that we will meet the eligibility requirements, or that our common stock will be approved for listing on the OTCBB.

 Plan of Operation

For the next 12 months we intend to focus our efforts on implementing the following business strategy:

Raise Substantial Additional Capital.

We currently have minimal cash on hand, and our operating revenues are limited and insufficient to fund our operations.  Consequently, Note 2, Summary of Significant Accounting Policies – Going Concern, to our December 31, 2010 financial statements, as set forth in Item 13, Financial Statements and Supplementary Data, contains an explanatory paragraph to the effect that, as a result of our limited revenue and the losses we are incurring, there exists substantial doubt about our ability to continue as a going concern (See Item 13, Financial Statements and Supplementary Data).  To date our liquidity has been provided by advances made from time to time through March 31, 2011, aggregating approximately $700,000 from our officers, directors, and shareholders.

Even if we do receive additional financing through these parties, we still will require, and following the completion of the Securities and Exchange Commission’s review of this Registration Statement we intend to seek, substantial additional funds to finance our business activities on an ongoing basis.   However, we do not have any commitments or arrangements with any person or entity to obtain any equity or debt financing, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all; and if available, any such financing likely would result in a material and substantial dilution of the equity interests of our current shareholders.  The unavailability of such additional financing could require us to delay, scale back or terminate our business activities, which would have a material adverse effect on our viability and prospects.  See Item 1A, Risk Factors – We May Be Unable to Continue as a Going Concern; and – The Substantial Additional Capital We Need May Not Be Obtainable, and Item 7, Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons - Borrowings.

Improve Existing Operations.

Our operating results have been unsatisfactory, and we have experienced recurring losses.  We had a working capital deficit of ($956,090) at December 31, 2010.  We had an operating and net loss of approximately ($258.194 )   and ($538,686) for the years ended December 31, 2010 and 2009, respectively .    At December 31, 2010, our cash on hand was $50.00.

We intend to try to improve cash flow from operations.  We hope to increase our revenue by increasing the awareness and commercial acceptance of and demand for our products, by increasing our marketing and advertising activity.

Effect Strategic Acquisitions.

We intend to expand by acquiring select small privately-held companies in the corporate services industry .     We use the following principal criteria to evaluate acquisition opportunities:

•	New and complementary services and products. We seek businesses, either established or still in the development stage, whose business and organizational services we believe we could market.

•
Established business with a proven operating track record. We seek established businesses with established product lines and/or the potential for positive operating cash flow. We consider the experience and skill of management, the existence of an internal sales force and/or a proven distribution network, and the extent of market penetration.

The criteria identified above are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objectives. Accordingly, we may enter into a business combination that does not meet any or all of these criteria if we believe that it has the potential to create significant stockholder value.

We intend to effect our acquisitions by structuring the transaction to require us to pay the purchase price principally, if not exclusively, by issuing shares of our common stock to the owners of the target company.  If cash is required, we intend to use cash on hand and, if our cash resources are insufficient, either to draw down on our existing credit facilities, if any, or to seek to obtain new borrowings from our Officers and Directors ,  or to raise cash in private offerings of debt or equity securities.

 Financial Information about Segments

We operate a single line of business and do not operate in segments.

Narrative Description of Business

General

The Company provides merchant banking type services to small, private and microcap public companies seeking debt and equity capital and/or to be part of a diversified, resource sharing, business combination .    The Company also engages in advising distressed private and public companies in special turnaround situations. Specifically, the Company identifies small private and public companies (the "Clients") and assists them with managerial, accounting and financial advice, and helps the Clients refinance and / or raise adequate capital by introducing them to potential investors and lenders.

On May 16, 2011, the Company acquired 24.5% of the common stock of Merrimac Corporate Securities Inc., a registered broker/dealer, and will be providing financial and management advisory services to  Merrimac.

Sales, Marketing and Advertising

We do not have a sales force to market our services.  We sell our services principally through existing business relationships and directly on the Internet.

Regulatory Requirements

We are not required to obtain any special licenses, nor meet any special regulatory requirements before establishing our business, other than a simple business license. If new government regulations, laws, or licensing requirements are passed that would restrict or eliminate delivery of any of our intended products, then our business may suffer .   Presently, to the best of our knowledge, no such regulations, laws, or licensing requirements exist or are likely to be implemented in the near future that would reasonably be expected to have a material impact on or sales, revenues, or income from our business operations.

Marketing and Revenues

Initially, our business will be promoted by our two officers and directors. We also anticipate utilizing other marketing avenues in the future in our attempt to make our products known to the general public and attract potential customers. These marketing activities will be designed to inform potential customers about the benefits of using our services and may include the following: development and distribution of marketing literature; direct mail and email advertising; television infomercials, and promotion of our web site.

Competition

We face intense competition in every aspect of our business, and particularly from other firms which offer management, compliance and other consulting services to private and public companies.  However, we have not identified any particular competitor that attempts to offer the full suite of services as us in a turnkey fashion.  We also differentiate ourselves by accepting a relatively low cash component as our fee for management consulting and regulatory compliance services and taking a greater portion of our fee in the form of restricted shares of our private clients’ common stock.  We also face competition from a large number of consulting firms, investment banks, venture capitalists, merchant banks, financial advisors and other management consulting and regulatory compliance services firms similar to ours.  Many of our competitors have greater financial and management resources and some have greater market recognition than we do.

Seasonality; Concentration, Backlog

We do not have any seasonality with our services nor do we have a concentration of our services with one or a few clients .   We do not have any backlog.

Environmental Matters

As a business service provider, we are not subject to any specific environmental regulation by federal, state and local authorities in the United States. Although we believe we are in compliance with all applicable environmental laws, rules and regulations (“laws”), the field of environmental regulation can change rapidly with the enactment or enhancement of laws and stepped up enforcement of these laws.  At present, we are not involved in any environmental matters and are not aware of any environmental matters threatened against us.

Research and Development

We are not engaged in any substantial research and development activities.

Employees

As of March 31, 2011, we employed two persons on a full-time basis.  None of our employees are represented by a labor union, and we consider our employee relations to be good.    However, as a result of our weak financial position, we do not currently have the ability to hire any new employees ,  since the additional financing we would need to pay them is neither arranged nor committed.  See Item 1A, Risk Factors.

Item 1A:  Risk Factors

In addition to the other information contained in this registration statement, the following risk factors should be considered carefully in evaluating our business.  Our business, financial condition and results of operations could be materially adversely affected by any of these risks.  Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition or results of operations.

Risks Relating To Our Business

Revenues and Profits Are Not Assured

We have had a very limited history of operations.  Since inception we have relied on loans to fund our operations, and we have incurred significant operating losses.  Negative cash flow from operations is expected in the foreseeable future due to limited revenues.  There can be no assurance that we will ever achieve any significant revenues or profitable operations.

We May Be Unable To Continue as a Going Concern

Our auditors' report on our December 31, 2010 financial statements, and footnote 2 to such financial statements, reflect that there is substantial doubt about our ability to continue as a going concern. We did not have any revenue from operations during our fiscal years ended December 31, 2009 and 2010.  Currently, our operating revenues are insufficient to fund our operations and our assets already are pledged to secure our indebtedness to management and its affiliates for deferred salary and cash advances, respectively. The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.  As noted above, we plan to increase our revenue by increasing our visibility and the awareness of our company, and our products by engaging in more aggressive sales, marketing and advertising activity.  We intend to develop and implement strategies to market our products to new customers.  However, we can give no assurance that these plans and efforts will be successful.

The Substantial Additional Capital We Need May Not be Obtainable

We have experienced recurring net losses, including net losses of $(258,194) for the year ended December 31, 2010, and we had a working capital deficit of $(956,090) at December 31, 2010.  Currently we have a approximately $50.00 of cash on hand at December 31, 2010.  Our operating revenues are insufficient to fund our operations.  Therefore, we require substantial additional funds to finance our business activities on an ongoing basis and to implement our acquisition strategy portraying our company as one able to provide client companies not only with cost savings resulting from centralized estimating, accounting and other corporate functions but also with additional working capital to finance and grow its business.  Accordingly, we intend to seek additional financing following the completion of the review by the Securities and Exchange Commission of this registration statement.   We are seeking additional equity financing, and any such funding likely would result in a material and substantial dilution of the equity interests of our current shareholders.  We do not have any commitments or arrangements with any person or entity to obtain any such equity capital, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on the company and its viability and prospects.  See also Item 13, Financial Statements and Supplementary.

We May Be Unable to Make or Successfully Integrate Acquisitions

Our business and growth strategies depend in large part on our ability to identify and acquire suitable companies.  Delays or failures in acquiring new companies would materially and adversely affect our planned growth.

Strategic acquisitions, investments and alliances are intended to expand our ability to offer effective, high quality business development and organizational services.  If we are unsuccessful in our acquisitions, investments and alliances, we may be unable to grow our business significantly or may record asset impairment charges in the future.  The success of any acquisition, investment or alliance that we may undertake in the future will depend on a number of factors, including:

•	our ability to identify suitable opportunities for acquisition, investment or alliance, if at all;

•	our ability to finance any future acquisition, investment or alliance on terms acceptable to us, if at all;

•	whether we are able to establish an acquisition, investment or alliance on terms that are satisfactory to us, if at all;

•	the strength of the other company’s underlying technology and ability to execute;

•
our ability to successfully integrate the acquired company or business with our existing business, including the ability to  adequately fund acquired in-process business or research and development projects.

Any potential future acquisitions we consummate will be dilutive, possibly substantially, to the equity ownership interests of our then shareholders since we intend to pay for such acquisitions by issuing shares of our common stock, and also may be dilutive to our earnings, if any.

Our acquisition strategy may not have the desired result, and notwithstanding effecting numerous acquisitions we still may be unable to achieve profitability or, if profitability should be achieved, to sustain it.
Growth, If Any, Could Be Unmanageable

Our strategy anticipates significant growth in the diversity of our operations and in our business, which would place demands on our management and our limited financial and other resources.  To manage any such growth, we would be required to attract and train additional qualified managerial, engineering, technical, marketing and financial personnel. If we are unable to effectively manage any such growth, our business, operating results and financial condition could be materially adversely affected.

Current Economic Conditions May Jeopardize Our Fund-Raising Efforts

The global financial crisis has caused extreme disruption in the financial markets, including severely diminished liquidity and credit availability.  There can be no assurance that there will not be further deterioration in the global economy, and these conditions may adversely affect our ability to raise capital or borrow money.  Our customers may experience financial difficulties, which may adversely impact their ability or decision to purchase our product or to pay for those of our products they do purchase on a timely basis, if at all. The strength and timing of any economic recovery remains uncertain, and we cannot predict to what extent the global economic slowdown may negatively impact our average contract prices, our net sales and our profit margins.

We May Be Unable to Replace Current Management

Our success is dependent upon the active participation of our Management, Messrs. Craft and Freeman, who do not have employment agreements with us .   In addition, we do not maintain any "key man" insurance on either of their lives.  In the event we should lose the services of either of these people, our business would suffer materially.  There can be no assurance that we would be able to employ qualified person(s) on acceptable terms to replace them.

Management Actions Could Cause Substantial Dilution and Stock Price Declines and Discourage a Takeover

Our company is effectively controlled by management, (“Management”), who collectively beneficially own approximately 78% of our outstanding common stock .   While we intend to pursue the business strategy set forth herein, Management has broad discretion to adjust the application and allocation of our cash and other resources, whether in order to address changed circumstances and opportunities or otherwise.  As a result of such discretion, our success is substantially dependent upon their judgment.  In addition, Management is able to elect our board of directors and to cause the directors to declare or refrain from declaring dividends, to increase our authorized capital, to authorize one or more series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights holders of our common stock, to issue additional shares of capital stock, to direct the use of all funds available to us, including accelerating change of control payments, and to cause additional shares of common stock to be issued by accelerating the exercisability and termination of outstanding stock options.  Any such preferred stock also could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the company.  Any issuance of common or preferred stock could substantially dilute the percentage ownership of the company held by our then current stockholders and cause a precipitous decline in our stock price.  Such concentration of ownership may have the additional effect of delaying, deferring or preventing a change of control of the company. Also, this controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

Risks Relating to our Common Stock

Our Common Stock is Quoted on the OTC PinkSheets, Which May Discourage Investors from Purchasing It More Than if It Was Quoted or Listed on the Nasdaq Stock Market or a National Exchange

Our common stock is quoted on the OTC PinkSheets (OTC: NCVT.pk) , an inter-dealer automated quotation system for equity securities not included on, among others, the Nasdaq Stock Market.  Quotation of our common stock on the PinkSheets may limit its liquidity and price more than if it was quoted or listed on the Nasdaq Stock Market or a national securities exchange.  Some investors may perceive an investment in our securities to be less attractive because they are quoted on the PinkSheets.  In addition, as a PinkSheets’   listed company we do not attract the extensive analyst coverage that accompanies companies listed elsewhere.  Further, institutional and other investors may have investment guidelines that restrict or prohibit investing in securities traded on the PinkSheets. These factors may have an adverse impact on the trading and price of our common stock. It is our desire to have our common stock approved for quotation on the Over-The-Counter Bulletin Board (OTCBB), and we intend to apply for listing thereon promptly after we satisfy the eligibility requirements, one of which would be satisfied upon the effectiveness of this registration statement.  There can be no assurance that we will meet the eligibility requirements, or that our common stock will be approved for listing on the OTCBB.

Our Common Stock is Illiquid

Trading in stocks quoted on the PinkSheets is often thin and characterized by wide fluctuations in trading prices. Recently, there has been limited trading activity in our common stock on the PinkSheets. There can be no assurance that a more active trading market will commence in our securities on the PinkSheets. Further, in the event that an active trading market were to commence on the PinkSheets, there can be no assurance as to the level of any market price of our common stock, whether any such trading market would provide liquidity to investors, or whether any such trading market would be sustained.

The Application of the “Penny Stock” Rules Could Adversely Affect Transactions in our Common Stock and Could Increase Transaction Cost.

Trading in our common stock is subject to material limitations as a consequence of regulations which limits the activities of broker-dealers effecting transactions in "penny stocks."  Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.  There can be no assurance that any broker-dealer which initiates quotations for the Common Stock will continue to do so, and the loss of any such broker-dealer likely would have a material adverse effect on the market price of our common stock.

Pursuant to Rule 3a51-1 under the Exchange Act, our common stock is a "penny stock" because it (i) is not listed on any national securities exchange or The NASDAQ Stock Market™, (ii) has a market price of less than $5.00 per share, and (iii) its issuer (the Company) has net tangible assets less than $2,000,000 (if the issuer has been in business for at least three (3) years) or $5,000,000 (if the issuer has been in business for less than three (3) years).  Our common stock is quoted only on the Pink Sheets.

Rule 15g-9 promulgated under the Exchange Act imposes limitations upon trading activities on "penny stocks", which makes selling our common stock more difficult compared to selling securities which are not "penny stocks."  Rule 15a-9 restricts the solicitation of sales of "penny stocks" by broker-dealers unless the broker first (i) obtains from the purchaser information concerning his financial situation, investment experience and investment objectives, (ii) reasonably determines that the purchaser has sufficient knowledge and experience in financial matters that the person is capable of evaluating the risks of investing in "penny stocks", and (iii) delivers and receives back from the purchaser a manually signed written statement acknowledging the purchaser's investment experience and financial sophistication.

Rules 15g-2 through 15g-6 promulgated under the Exchange Act require broker-dealers who engage in transactions in "penny stocks" first to provide their customers with a series of disclosures and documents, including (i) a standardized risk disclosure document identifying the risks inherent in investing in "penny stocks", (ii) all compensation received by the broker-dealer in connection with the transaction, (iii) current quotation prices and other relevant market data, and (iv) monthly account statements reflecting the fair market value of the securities.

The Price of our Common Stock May Be Very Volatile

The market price of our common stock may change significantly in response to various factors and events beyond our control, including but not limited to the following: (i) the risk factors described herein; (ii) a shortfall in gross sales or net income from that expected by securities analysts, if any, and investors; (iii) changes in prevailing sentiment among securities analysts and investors regarding our operations, business prospects and/or estimates of our financial performance; (iv) general conditions in the economy as a whole; (v) general conditions in the securities markets; (vi) our announcements of significant new product introductions, contracts, or acquisitions; or (vii) additions or departures of key personnel. Some companies that have volatile market prices for their securities have been subject to security class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

In the future, we anticipate having our common stock quoted on the Over-The-Counter Bulletin Board. Since the Over-The-Counter Bulletin Board is a dealer system we will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations.   There can be no assurance that we will meet the eligibility requirements, or that our common stock will be approved for listing on the OTCBB. Even if our common stock is quoted on the Over-The-Counter Bulletin Board, the Over-The-Counter Bulletin Board also provides a limited trading market similar to the Pink Sheets. The Over-The-Counter Bulletin Board and the Pink Sheets are not stock exchanges, and trading of securities on the Over-The-Counter Bulletin Board or the PinkSheets is often more sporadic than the trading of securities listed on a quotation system such as the NASDAQ Stock Market or a stock exchange such as the NYSE Amex Equities.

Companies quoted for trading on the Over-The-Counter Bulletin Board must be reporting issuers under Section 12 of the Exchange Act and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the Over-The-Counter Bulletin Board. If our common stock is quoted on the Over-The-Counter Bulletin Board, and we fail to remain current on our reporting requirements, we could be removed from the Over-The-Counter Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. In addition, we may be unable to regain our quotation privileges on the Over-The-Counter Bulletin Board, which may have an adverse material effect on our business.

Accordingly, there can be no assurance as to the liquidity of any present or future markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

As an Issuer of a “Penny Stock,” the Protection Provided by the Federal Securities Laws relating to Forward Looking Statements Does Not Apply to Us

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks.  As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading.  Such an action could hurt our financial condition.

We will incur increased costs as a result of being a public company, which could affect our profitability and operating results

As a result of registering our common stock pursuant to this registration statement, we will become obligated to file annual, quarterly and current reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended.  In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the new rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board have imposed various new requirements on public companies, including requiring changes in corporate governance practices.  We expect these rules and regulations to increase our legal and financial compliance costs and make some of our activities more time-consuming and costly.  We expect to spend between $50,000 and $100,000 in legal and accounting expenses annually to comply with our reporting obligations and Sarbanes-Oxley.  These costs could have a material adverse effect on our results of operations.

We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future.  Any return on investment may be limited to the value of our common stock, if any.

No cash dividends have been paid on our common stock.  We expect that any net income derived from operations will be reinvested in our business.  We do not expect to pay cash dividends in the near future.  Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and such other factors as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on an investor’s investment would occur only if our stock price was to appreciate, as to which there can be no assurance whatsoever.

Item 2:    Financial Information

Overview:

Financial Information

The following information set forth for the periods indicated presented selected historical statements of operations data. The information contained in the narrative below should be read in conjunction with the “Liquidity and Capital Resources,” “Financial Commitments” and “Critical Accounting Policies and Estimates” sections included in this Item 2, as well as the consolidated financial statements and notes thereto included in Item 13, of this registration statement.

Statement of Operations

Results of Operations

Year Ended December 31, 2010 and Three Months Ended March 31, 2011
We had no income from operations and $258,194 in expenses during the year ended December 31, 2010 , and no income from operations and $154,725 in expenses for the three-month period ended March 31, 2011 .  As of December 31, 2010 we had total assets of $1,250,050 and total liabilities of $956,140 .  As of March 31, 2011 we had total assets of $1,250, 057 and total liabilities of $ 985,740.  We anticipate that we will incur substantial losses over the next year and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses
For the year ended December 31, 2010 , we had total expenses of $ 157,429 , including $ 157,429 in consulting fees, accounting and auditing costs, and professional fees; and $ 100,766 in general and administrative expenses.   For the three months ended March 31, 2011, we had total expenses of $154,725 for selling, general and administrative expenses.

Our selling, general and administrative expenses consist of communication expenses (cellular, internet, fax and telephone), computer repairs, insurance, courier, postage costs, rent, hosting fees and office supplies.

Net Loss
For the year ended December 31, 2010, we had a net loss from operations of ($258,194 ), and for the three months ended March 31, 2011 we had a net loss from operations of ($154,593 ).   Our net loss per share was $0.01 for the year ended December 31, 2010 and the three months ended March 31, 2011.

  Liquidity and Capital Resources

As of December 31, 2010 we had cash of $50.00 and a working capital deficit of ($956,090).  As of March 31, 2011 we had cash of $57.00 and a working capital deficit of ($985,683).  We are solely dependent on the funds raised through our equity or debt financing and our net loss was funded through equity financing and from loans from our directors.

During 2009 and 2010 we obtained our liquidity principally from cash advances from our Officers and principal shareholders.  The Company has executed promissory notes totaling approximately $700,000 as of December 31, 2010. Each note (a) bears 3% annual interest (20% upon the occurrence, and during the continuance, of an event of default), is convertible into our common stock at an adjustable price per share.

Although we intend to increase our revenue by engaging in more aggressive sales, marketing and advertising activity designed to increase awareness of our products, we still need substantial additional capital to finance our business activities on an ongoing basis, as our revenue is insufficient to fund our operations.

Even if we do receive additional financing through our Officers and principal shareholders, we still will require, and following the completion of the Securities and Exchange Commission’s review of this Registration Statement we intend to seek, substantial additional funds to finance our business activities on an ongoing basis.   However, we do not have any commitments or arrangements with any person or entity to obtain any equity or debt financing, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all; and if available, any such financing likely would result in a material and substantial dilution of the equity interests of our current shareholders.  The unavailability of such additional financing could require us to delay, scale back or terminate our business activities, which would have a material adverse effect on our viability and prospects.  See Item 1A, Risk Factors – We May Be Unable to Continue as a Going Concern; and – The Substantial Additional Capital We Need May Not Be Obtainable, and Item 7, Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons - Borrowings.

We also intend to seek to have our common stock listed on the OTC Bulletin Board (OTCBB) , which we believe would make it easier for us to raise capital from institutional investors and others. However, there can be no assurance that our common stock will be approved for listing on the OTCBB.  In addition, we do not have any commitments or arrangements to obtain any additional equity capital, and there can be no assurance that the additional financing we require would be available on reasonable terms, if at all.  The unavailability of additional financing could require us to delay, scale back or terminate our acquisition efforts as well as our own business activities, which would have a material adverse effect on our company and its viability and prospects.

Current Commitments for Expenditures

Our current cash commitments for expenditures are mainly operational and SEC compliance in nature. We seek to use current revenue to pay vendors for materials for contracts, for payroll, and related employment expenditures (i.e. benefits).

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND USE OF ESTIMATES

The methods, estimates and judgments we use in applying our accounting policies have a significant impact on the results we report in our financial statements and which we discussed above in this Item 2. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We believe our critical accounting policies are those described below.

Revenue Recognition

The Company recognizes revenue at the time the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4)  collectability is reasonably assured.

Stock-Based Compensation

The Company applies the fair value method of ASC 718, Share Based Payment, formerly Statement of Financial Accounting Standards ("SFAS") No. l23R "Accounting for Stock Based Compensation", in accounting for its stock based compensation. This standard states that compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period, if any. As the Company does not have sufficient, reliable and readily determinable values relating to its common stock, the Company has used the stock value pursuant to its most recent private sale of stock for purposes of valuing stock based compensation. The Company believes that the market price of the Company's stock is not indicative of value as the stock is not widely held and trades infrequently.

Income Taxes

The Company accounts for income taxes under ASC 740, formerly Financial Accounting Standards No. 109 "Accounting for Income Taxes". Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period, which includes the enactment date.

In June 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48 (FIN-48), Accounting for Uncertainty in Income Taxes--An interpretation of FASB Statement No. 109 and codified into ASC 740. FIN-48 clarifies the accounting for uncertainty in income taxes recognized in an entity's financial statements in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This Interpretation prescribed a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, FIN-48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company adopted the provisions of FIN-48 and they had no impact on its financial position, results of operations, and cash flows.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company's evaluation was performed for the tax years ended December 31, 2010 for U.S. Federal Income Tax, for the State of Florida Corporate Income Tax, the years which remain subject to examination by major tax jurisdictions as of December 31, 2010.

Item 3:   Properties.

We do not own any real property. The Company leases 1300 sq.ft. of office space at 2295 Corporate Blvd., NW, Suite 131, Boca Raton, FL 33431 .   The monthly rent is $1000.00 and the lease expires on December 31, 2011.

Item 4:    Security Ownership of Certain Beneficial Owners and Management.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information as of June 1, 2011, with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act who is known to us to be the beneficial owner of more than five percent of our common stock under the current rules of the Securities and Exchange Commission regarding beneficial ownership:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

Common Stock	Juan C Ferreira	-	-

Common Stock	Gary Freeman	10,000,000	52.00%

(1)
Applicable percentage ownership is based on 19,029,873 shares of our common stock outstanding as of June 1, 2011, as provided by our Transfer Agent, which systematically makes such calculations to three decimal points, and we rounded up or down. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities.

The following table sets forth certain information as of June 1, 2011 as to each class of our equity securities beneficially owned by (i) each of our directors and named executive officers and (ii) our directors and executive officers as a group.  Except as otherwise indicated, we have been advised that each of the persons listed below has sole voting and investment power over their listed shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)

Common Stock	Juan C. Ferreira

Common Stock	Gary Freeman	10,000,000	52.00%

	Named Executive Officers and Directors as a Group (2 persons)	15,000,000	78.00%

(1)
Each person named is an executive officer and a director.   Except as otherwise indicated, the address of each beneficial owner is c/o Netco Investments, Inc., 2295 Corporate Blvd., Suite 131, Boca Raton, FL 33431

(2)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities.  Applicable percentage ownership is based on 19,029,873 shares of our common stock  outstanding as of March 31, 2011.

Changes in control

There are no arrangements, including any pledge by any person of our securities, known to us the operation of which may at a subsequent date result in a change in control of our company.

Item 5:   Directors and Executive Officers

Our directors and executive officers, and their respective ages, positions and offices, are as follows .  Each Officer and Director will serve until the next Annual Meeting of Shareholders.

Name	Age	Position
JUAN C. FERREIRA	54	SECRETARY & DIRECTOR
GARY FREEMAN	67	PRESIDENT , CEO & DIRECTOR

Gary Freeman. President, CEO and Director

Mr. Freeman has served as President and Director of  the Company since February, 2010.   During his career, Mr. Freeman has consulted with numerous other businesses and helped fund and establish standards for other start up companies, as well as holding numerous executive-level positions.

For the past ten years, Mr. Freeman has held the following positions:

1999 -2002 : COO of Transvirtual Technologies, Inc.   Mr. Freeman was responsible for managing and directing all business operations from day to day to forecasting the company’s future needs and companies funding needs.    Oversaw the preparation, analysis, negotiations and review of contracts, and the negotiations for the corporation.  This included making sure that company stayed within budgeted figures.  Other responsibilities included investor and VC relations as well as discussing legal issues with the corporate attorney.  The last six months, the company has met its technology time frame while coming in below budget.  The first two years, 1998 & 1999, the company had been in business, it had been profitable.  In the year 2000 the company decided to embark on creating a complete platform for all embedded and hand held device arena, utilizing their core technology, “Kaffe” JVM (Java Virtual Machine), as part of said technology.   He was able to institute numerous administrative standards that are needed in a startup company.

2002 -2004:Executive VP Operations & Corporate Secretary of LightMaster Systems, Inc.   Gary interacted with corporate attorneys as well as negotiated the terms of Series “A” funding with lead investor.   Negotiated the terms of Series “A” in record time of two weeks.  He handled all day-to-day operations of the corporation.  Other responsibilities included investor relations.  Gary reviewed all contracts for the corporation.  He set up all systems for ordering and was responsible for of all employee benefits.

2005-2006:  CEO DinoStar Company – A new startup in the Education and Entertainment of Dinosaurs in large venues.

2006-2007:  VP of Sweetness Products – Primary was to make sure product safe; operations of the company; investor relations.

2007-2009:  CEO & President of Veridigm (also known as Mobile Media Holdings Inc)

2008-2009:  Interim President of Greens Inc & Sportsquest Inc

Juan C. Ferreira, Secretary and Director

Mr. Ferreira has served as a Director and as Secretary of the Company since May, 2011.  Mr. Ferreira brings 28 years of experience in the financial industry with special emphasis in the emerging issuer sector. Mr. Ferreira has been a member of the National Investment Bankers Association (NIBA) since 1994 and in February 2007 was elected to its Board of Directors and served in that capacity through December 2010. Mr. Ferreira has assisted numerous emerging issuers with 15c2-11 filings, obtaining DTC eligibility, access to capital markets, and sponsorship at NIBA capital conferences. Mr. Ferreira joined Merrimac Corporate Securities in March 2010.

Family Relationships

There are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

Involvement in certain legal proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•
being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

 Item 6:    Executive Compensation

Executive Compensation

The following table sets forth information about compensation paid or accrued during our last two completed fiscal years, i.e., December 31, 2009 and 2010, to (a) our Chief Executive Officer (principal executive officer), (b) (i) our two most highly compensated executive officers other than our principal executive officer who were serving as executive officers at the end of our last completed fiscal year, and (ii) up to two additional individuals for whom similar disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of our last completed fiscal year, provided their respective total compensation exceeded $100,000 during such fiscal year. We refer to all of the persons included in this table, collectively, as our “named executive officers”. The table excludes perquisites and personal benefits for a named executive officer which are less than $10,000 and that are not a reimbursement of taxes owed with respect thereto.

Summary Compensation Table

No cash compensation was paid or accrued during our last two fiscal years ended December 31, 2009 and 2010 or for the three months ended March 31, 2011.  Our two Officers and Directors received a total of 15,000,000 shares of Common Stock in lieu of cash compensation valued at $.10 per share for services rendered in 2010 and 2011 .

Outstanding Equity Awards at Fiscal Year-End

None.

Other Employment Agreements

None.

Incentive and Nonqualified Stock Option Plan

On July 26 2010, we adopted the 2010 Incentive Stock Option Plan pursuant to which our board of directors (or a committee thereof consisting of “non-employee” and “outside” directors) may grant incentive stock options (within the meaning of the Internal Revenue Code of 1986, as amended (“Code”)) to our employees, and nonqualified stock options to all others, for the purchase of our common stock. The Plan is intended to provide incentives to, and rewards for employees, consultants, officers and directors who are expected to contribute to our growth and success. The option prices are determined by the board or the stock option committee, but option prices for incentive stock options may not be less than 100% of the fair market value of the common stock on the date the option is granted (or 110% thereof for optionees who are 10% shareholders). An aggregate of 5,000,000 shares of common stock has been reserved for issuance under the Plan subject to appropriate adjustments for stock splits, dividends and other transactions or events as described in the Plan. All options may be exercised at such times and in such amounts as may be determined at the time of the granting of the options; provided, however, that no options may be exercised later than ten years after the date upon which they were granted.

Options may be exercised within 30 days, or such longer period as the stock option committee may determine, after retirement, resignation, or termination (other than for Cause) of the option holder's employment or service with us, but only to the extent that they had become exercisable at retirement, resignation or termination. Any unexercised options shall expire in the event of an option holder's retirement or dismissal or otherwise as described above. Under certain circumstances involving change of control of our company, the board of directors may accelerate the exercisability and termination of the option.

The board of directors may, at any time, amend, modify, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan may alter or impair any rights or obligations under any option already granted except with the consent of the holder of the option, and no action of the board or the stock option committee may increase the limit on the maximum number of shares which may be issued upon exercise of options, reduce the minimum option price requirements or extend the limit on the period during which options may be granted, without approval by our shareholders given within 12 months before or after such action by the board or the stock option committee.

An employee to whom an incentive stock option which qualifies under Section 422 of the Code is granted will not recognize income at the time of grant or exercise of the option. However, upon the exercise of an incentive stock option, any excess in the fair market price of the common stock over the option price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells the shares more than one year after the date of transfer of the shares and more than two years after the date of grant of the incentive stock option, the employee generally will recognize a long-term capital gain or loss equal to the difference, if any, between the sales price of the shares and the option price. We will not be entitled to a federal income tax deduction in connection with the grant or exercise of any incentive stock option. If the employee does not hold the option shares for the required period, when the employee sells the shares the employee will recognize ordinary compensation income   and possibly capital gain or loss (long-term or short-term depending on the holding period of the shares sold) in the amounts as are prescribed by the Code and the regulations thereunder, and we will generally be entitled to a federal income tax deduction in the amount of the ordinary compensation income recognized by the employee.

A person to whom a nonqualified stock option is granted will not recognize income at the time of the option grant. When such person exercises the nonqualified stock option, the person will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of option exercise, of the shares the person receives upon exercise over the option price. The tax basis of these shares to such employee will be equal to the option price plus, if the person is an employee, the amount, if any, includible in the employee's gross income, and the employee's holding period for the shares will commence on the date on which the employee recognizes taxable income in respect of the shares. Gain or loss upon a subsequent sale of any shares received upon the exercise of a nonqualified stock option generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the shares sold). Subject to the applicable provisions of the Code and regulations thereunder, we will generally be limited to a federal income tax deduction in respect of a nonqualified stock option in an amount equal to the ordinary compensation income recognized by the optionee. This deduction will, in general, be allowed for our taxable year in which the optionee recognizes the ordinary income.

As of March 31, 2011 there were no options outstanding under the Plan granted or outstanding.

Termination of Employment, Change in Control or Change in Responsibilities of Named Executive Officers

At March 31, 2011 , there were no compensatory plans or arrangements with any named executive officer (including payments to be received from us or any of our subsidiaries), which result or will result from the resignation, retirement or any other termination of employment of such named executive officer or from a change of control of us or any of our subsidiaries or any change in such named executive officer’s responsibilities following a change in control, except as follows:
Director Compensation

Our directors do not receive any cash compensation for service on our board of directors or any committee, although we do reimburse directors for their reasonable out-of-pocket expenses associated with attending meetings, and no compensation was paid to any of our employee directors for services as a director during the year ended December 31, 2010 .  We do not have any compensation policy governing the issuance of shares of our common stock to non-employee directors, and our directors are not prohibited from receiving restricted stock grants.

Item 7:    Certain Relationships and Related Transactions, and Director Independence.

Transaction with related persons

Our two Officers and Directors received a total of 15,000,000 shares of Common Stock in lieu of cash compensation valued at $.10 per share for services rendered in 2010 and 2011.

Borrowings:

During 2009, 2010 and 2011 we obtained our liquidity principally from approximately $700,000 principal amount of cash advances we received from time to time, as needed, from our current or former Officers, Directors and principal shareholders.

Promoters and certain control persons

We have no knowledge of any person who would be deemed a “promoter” of our company during the past five years within the meaning of Rule 405 under the Securities Act, except as follows. :
NONE

Director Independence

There are no members of our board of directors who would be considered an “independent” director under the definition of “independence” set forth in NASDAQ Rule 5605(a)(2).

Item 8:    Legal Proceedings

We are not currently a party in any legal proceeding or governmental proceeding nor are we currently aware of any pending legal proceeding or governmental proceeding proposed to be initiated against us except as described below. There are no proceedings in which any of our current directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to us.

Item 9:    Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information

Our common stock is quoted on the Pink Sheets under the symbol “NCVT.PK”. The high and low bid information on the Pink Sheets for our common stock for each full quarterly period within our two most recent fiscal years.  These bid quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ending December 31, 2010:	High	Low
Fourth Quarter	$1.00	$0.55
Third Quarter	1.00	0.55
Second Quarter	1.00	0.55
First Quarter	1.00	0.55

Fiscal Year Ending December 31, 2009:	High	Low
Fourth Quarter	1.00	0.55
Third Quarter	1.00	0.55
Second Quarter	1.00	0.55
First Quarter	1.00	0.55

Outstanding Shares of Common Stock; Holders of Record

At March 31, 2011 , we had issued and outstanding 19,029,873 shares of common stock.  Our outstanding shares of common stock are owned by approximately 42 holders of record, which does not include stockholders for whom shares were held in a “nominee” or “street” name.

Dividends

We have never declared or paid any cash dividends on our common stock.  The payment by us of dividends, if any, in the future rests within the discretion of our board of directors and will depend, among other things, upon our earnings, capital requirements, debt covenants and financial condition, as well as other relevant factors. We do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business. There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.

Item 10:    Recent Sales of Unregistered Securities

The following is a summary of all transactions within the past three years involving our sales of our securities that were not registered under the Securities Act.  Shares issued for cash consideration paid to us are valued at the purchase price per share; all other shares are valued as stated.  All shares issued were issued as restricted” shares of our common stock.

None.

Item 11:    Description of Registrant’s Securities to be Registered

We are authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share.

The holders of the shares of our common stock have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon the liquidation, dissolution or winding up of the affairs of our company. Holders of shares of common stock do not have preemptive, subscription or conversion rights.

Holders of shares of common stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. The holders of shares of common stock do not have cumulative voting rights.  However, the holders of more than 50% of our outstanding voting securities cannot alone elect all of the directors of our company, since the holders of our preferred stock vote with the holders of our common stock as one class and such preferred stock holders have majority voting rights.

Our transfer agent is Madison Stock Transfer Co., Brooklyn, NY.

Item 12:    Indemnification of Directors and Officers

Our articles of incorporation, as amended, and bylaws, provide to the fullest extent permitted by Texas law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of these provisions of our articles of incorporation, as amended, and bylaws, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our Company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our articles of incorporation, as amended, and bylaws, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 13:    Financial Statements and Supplementary Data

NETCO INVESTMENTS, INC.

FINANCIAL STATEMENTS

NETCO INVESTMENTS, INC.

INDEX TO FINANCIAL STATEMENTS

PAGE

Report of the Independent Registered Public Accountant	19

Financial Statements

Balance Sheet as of December 31, 2010 and 2009	20

Statement of Operations for the years ended December 31, 2010 and 2009	21

Statement of Stockholder’s Deficiency for the years ended December 31, 2010 and 2009	22

Statement of Cash Flows for the years ended December, 31, 2010 and 2009	23

Notes to the Financial Statements.	24- 28

HARRIS F.RATTRAY CPA
1601 Palm Avenue
Pembroke Pines, FL 33026

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Board of Directors and Stockholders
Netco Investments, Inc.

I have audited the accompanying balance sheet of Netco Investments, Inc., at December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Netco Investments, Inc. at December 31, 2010 and 2009, and the related statements of operations and cash flows for the years ended December, 31 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

HARRIS F. RATTRAY CPA
Pembroke Pines, Florida
April 12, 2011

NETCO INVESTMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of December 31, 2010 and 2009

ASSETS	2010	2009

CURRENT ASSETS
Cash and cash equivalents	$50	$204
Investment	1,250,000	1,250,000

TOTAL ASSETS	$1,250,050	$1,250,204

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$256,140	$-
Notes payable	700,000	700,000

Total Current Liabilities	$956,140	$700,000

STOCKHOLDERS' EQUITY

Preferred stock class D $0.0001 par value;
1,000,000 shares authorized, 400,000 shares
issued and outstanding in 2009	-	1,027,048

Common stock at $0.0001 par value;
500,000,000 shares authorized: and 19,029,873 and
29,573 shares issued and outstanding as of
December 31, 2010 and 2009	1,903	3

Additional paid in capital	1,114,902	87,854

Accumulated deficit	(822,895)	(564,701)

Total Stockholders' Equity	293,910	550,204

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,250,050	$1,250,204

The accompanying notes are an integral part of these financial statements.

NETCO INVESTMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

	Cumulative From Inception December 18, 1988 to December 31,	For the Year ended December 31,	For the Year ended December 31,
	2010	2010	2009

REVENUES	$28,289	$0	$0

OPERATING EXPENSES
Consulting fees	$409,255	$72,000	$322,595
Professional fees	244,100	85,429	146,105
General and Administrative	197,829	100,766	69,986
Total Expenses	851,184	258,194	538,686
Loss before income taxes	(851,184)	(258,194)	(538,686)
Income Taxes	-	-	-
NET (LOSS)	$(822,895)	$(258,194)	$(538,686)

Net (Loss) Per Common Share-Basic and Diluted	$(0.16)	$(0.05)	$(18.20)

Weighted Average Shares of Common Stock Outstanding	5,095,295	5,095,295	29,593

The accompanying notes are an integral part of these financial statements.

NETCO INVESTMENTS, INC
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
As of December 31, 2010
						Deficit
						Accumulated	Total
					Additional	During the	Stockholders
	Preferred Stock		Common Stock		Paid-In	Development	Deficit
	Shares	Amount	Shares	Amount	Capital	Stage

Balance, January 1, 2009	400,000	$40	29,573	$3	$87,854	$(26,015)	$61,882

Net loss for the year ended
December 31, 2009						(538,686)	(538,686)

Balance, December 31, 2009	400,000	$40	29,573	$3	$87,854	$(564,701)	$(476,804)

Conversion of 400,000 Pref D
shares to Common shares	(400,000)	(40)	4,000,000	400	878,548	-	878,908

Issue 15,000,000 shares
for salary to Managing Director			15,000,000	1,500	148,500	-	150,000

Net loss for the year ended
December 31, 2010					-	(258,194)	(258,194)

Balance, December 31, 2010	-	$-	19,029,573	$1,903	$1,114,902	$(822,895)	$293,910

The accompanying notes are an integral part of these financial statements.

NETCO INVESTMENTS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

	Cumulative
	From Inception
	(December 18,1988)	For the Year Ended
	To December 31,	December 31,
	2010	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)	(822,895)	(258,194)	$(538,687)
Adjustments to reconcile net loss to
net cash (used) by operating activities
Preference shares redeemed	-	(40)	40
Stock based compensation	1,500	1,500	-
Conversion of preference shares	400	400	-

Changes in assets and liabilities:
Increase (decrease) in accounts payable	256,140	256,140	(11,070)

Net cash used in operating activities	(564,855)	(194)	(549,717)

CASH FLOWS FROM INVESTING ACTIVITIES			-
Investments	(1,250,000)	-	(1,250,000)
Goodwill written off	-	-	945,897

Net cash used in investing activities	(1,250,000)	-	(304,103)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stock issue	1,114,905	40	1,027,008
Proceeds from (sale)/issue of notes	700,000	-	(173,000)

Net cash provided by financing activities	1,814,905	40	854,008

NET INCREASE (DECREASE) IN CASH	50	(154)	188

CASH AT BEGINNING OF PERIOD	$-	204	16

CASH AT END OF PERIOD	$50	$50	$204

The accompanying notes are an integral part of these financial statements.

NETCO INVESTMENTS, INC.

NOTES TO FINANCIAL STATEMENTS

DECEMBER, 31, 2010 AND 2009

1              DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Netco Investments, Inc. (the "Company or "Netco"), was originally incorporated in Texas on December 18, 1988 under the name Great American leasing Inc.  On November 1, 2005, the Company changed its name to Netco Investments, Inc. The Company is focused on Merchant Banking activities in both domestic and international markets.

The Company is considered a development stage enterprise as defined in Financial Accounting Standards Board ("FASB") Statement No. 7, "Accounting and Reporting for Development Stage Companies".  The Company has no revenue to date and there is no assurance the Company will achieve a profitable level of operations.

Significant Accounting Policies

Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company's cash and cash equivalents are concentrated primarily in one bank in the United States.  At times, such deposits could be in excess of insured limits.  Management believes that the financial institution that holds the Company financial instrument is financially sound and, accordingly, minimal credit risk is believed to exist with respect to these financial instruments.

Fair value measurements

The Company adopted FASB ASC Topic 820, “Fair Value Measurement and Disclosure,” at inception. ASC Topic 820 defines fair value, establishes a framework for measuring fair value, and expands disclosure of fair value measurements. FASB ASC Topic 820 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. FASB ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, FASB ASC Topic 820 established a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows.

Level 1.	Observable inputs such as quoted market prices in active markets

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly, and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The FASB’s ASC Topic 825, “Financial Instruments”, became effective for the Company on January 1, 2008. FASB ASC Topic 825 establishes a fair value option that permits entities to choose to measure eligible financial instruments and certain other items at fair value at specified election dates. A business entity shall report unrealized gains and losses on items for which the fair value options have been elected in earnings at each subsequent reporting date. For the year ended December 31, 2010, there were no applicable items on which the fair value option was elected.

Basic and diluted net loss per common share

Basic and diluted net loss per share calculations are calculated on the basis of the weighted average number of common shares outstanding during the year. The per share amounts include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the anti-dilutive nature of potential common stock equivalents.

Recent accounting pronouncements

In June 2009, the FASB issued guidance now codified as FASB ASC Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative nongovernmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is attended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 are effective for interim and annual periods ending after September 15, 2009 and, accordingly, are effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s financial condition or results of operations, but will impact our financial reporting process by eliminating all references to pre-codification standards. On the effective date of this Statement, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the codification became non-authoritative.

In September 2006, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The pronouncement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB released additional guidance now codified under FASB ASC Topic 820, which provides for delayed application of certain guidance related to non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008, and interim periods within those years. The Company adopted certain provisions of FASB ASC Topic 820 that were unaffected by the delay in 2008. The implementation of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 825, “Financial Instruments,” which amends previous Topic 825 guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements. This pronouncement is effective for periods ending after June 15, 2009. Accordingly, the Company adopted these provisions of FASB ASC Topic 825 on April 1, 2009. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows. However, these provisions of FASB ASC Topic 825 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments. See Note 5, Fair Value of Financial Instruments, for these additional disclosures.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement is effective for interim or fiscal periods ending after June 15, 2009. Accordingly, the Company adopted these provisions of FASB ASC Topic 855. The adoption of this pronouncement did not have a material impact on our consolidated financial position, results of operations or cash flows. However, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

Income taxes

Income taxes are not provided for in the financial statements since Netco Investments, Inc. incurred a net loss for the years ended December 31, 2010 and 2009.

2              GOING CONCERN

Netco Investment’s’ financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception, the Company has accumulated losses aggregating to $822,895 and has insufficient working capital to meet operating needs for the next twelve months as of December 31, 2010 all of which raise substantial doubt about Netco Investments Inc. ability to continue as a going concern.

3              RELATED PARTY TRANSACTIONS

During the years ended December 31, 2010 and 2009 the Company recognized a total of $50,000 each year for services provided by the President and Director of the Company. These amounts are recorded as an increase to additional paid-in capital.

During the year ended December 31, 2010 and 2009 the Company recorded $64,000 each year for accrued management fees due to Directors of the Company for services rendered.

During the year ended December 31, 2010 the Company agreed to issue 15,000,000 shares to a related party in exchange for services over a three year period. The shares were valued using the closing price of the Company’s common stock on the closest date of sale of $0.10 per share.

4              INVESTMENT

Investments are stated at the lower of costs or valuation determined on the basis of fair market value at December 31, 2010 and 2009. These investments comprise shares purchased in related companies.

5              NOTES PAYABLE

On January 31, 2002, the Company entered into a securities sale agreement with a group of investors providing for the issuance of 12% secured convertible debentures in the aggregate principal amount of $500,000 due January 31, 2003 at a conversion price calculated at the time of conversion for the aggregate consideration of $500,000 and warrants to purchase 10,000 shares of common stock, exercisable at the lesser of $5.70 or the average of the lowest three trading prices during the 20-day period prior to exercise ,expiring January 31, 2005.  On January 31, 2002, the Company received $250,000 and issued warrants to purchase 5,000 shares of common stock valued at $97,500 to be expensed as loans fees over the length of the note.  All assets of the Company secure the debentures. Interest is payable on dates at the option of the holder.  The debentures are convertible into shares of common stock at the lesser of $7.50 per share or 50% of the market price of the Company's common stock for the avenge of the lowest three trading prices during the 20-day period prior to conversion.  The Company recorded $250,000 as interest expense for the beneficial conversion feature related to the debentures issued on January 31, 2002.  During the year ended December 31, 2002, the Company also received $150,000 from the issuance of additional January 31, 2002 debentures.  As of December 31, 2010 none of these debentures have been converted. The Company recorded $150,000 as interest expense for the beneficial conversion feature related to these debentures for the year ended December 31, 2002.  The amounts due in January 2003 were riot repaid and the Company is currently working out a payment plan with the group of investors to repay the convertible debentures. In order to provide additional working capital and financing for the Company's expansion, the Company entered into convertible debenture agreements with four accredited investors ("the Purchasers") on May 31, 2002 whereby the Purchasers acquired an aggregate of $50,000 of the Company's 15%Convertible Debentures, due May 31, 2003. As of December 31, 2010, none of these debentures have been converted.  The Company issued warrants to purchase 980 common shares valued at $33,296, to be expensed as loan fees over the length of the notes

The warrants are exercisable immediately, and have a life of three years.  The Company also recorded $50,000 as interest expense for the beneficial conversion feature related to these debentures during the year ended December 31, 2002.

6              COMMON AND PREFERRED STOCK

As of December 31, 2009, the outstanding shares of common stock were 29,673. In addition, there were 400,000 Preferred D shares. During the year ended December 31, 2010, an additional 19,000,000 shares were issued for the following consideration:

Shares issued in conversion of 400,000 Preferred D shares	4,000,000
Shares issued in satisfaction of services rendered	15,000,000
Total shares issued during, 2010	19,000,000

Total shares outstanding as of Dec. 31, 2009	29,673
Total outstanding shares as of December 31, 2010	19,029,673

7              INCOME TAX

FASB ASC 740, Income Taxes (SFAS No. 109), deferred assets and liabilities are recognized for the estimated future tax consequences between the financial statement carrying amounts of the existing assets and their respective basis.

Deferred assets and liabilities are measured using enacted tax rates in effect for the year in which temporary differences are expected to be recovered or settled. Under FASB ASC 740, Income Taxes (SFAS No. 109), the effect on deferred assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

	Year ended December 31,
	2010	2009
Statutory federal income tax	34%	34%
Valuation allowance	(34)	(34)
Effective tax rate	%	%

The Company has a net operating loss carry forward as of December 31, 2010 of approximately $746,000 which is offset by a 100% valuation allowance due to the uncertainty surrounding the ultimate realization of these assets. The loss carry forwards expires at various dates through 2030.

Item 14:    Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None

Item 15:    Financial Statements and Exhibits

(a)  Financial Statements Filed

The financial statements included in the Registration Statement on Form 10 are listed in Item 13.

(b)  Exhibits

Exhibit No.	Description of Exhibit

3.1	Certificate of Incorporation and Amendment *

3.2	Bylaws *

3.3	Form of Common Stock Share Certificate *

10.1	2010 Stock Option Plan *

23.1	Consent of Harris Rattray, CPA

*= Previously filed

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NETCO INVESTMENTS, INC.
(Registrant)

Date: June 15 , 2011	By:	/s/ GARY FREEMAN
Name: GARY FREEMAN
Title: President and CEO

By:	/s/ JUAN C. FERREIRA
Name: JUAN C. FERREIRA
Title: Secretary

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